EXHIBIT 99.01
Sangui BioTech International , Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o Sangui BioTech Gmbh
Alfred-Herrhausen-Str. 44
58455 Witten

SanguiBioTech GmbH and Fanales GmbH cooperate in marketing and sales of PURE MO2ISTURE cosmetics

Witten, Germany, October 21, 2008 - SanguiBioTech GmbH and Fanales GmbH, Recklinghausen, Germany, intend to cooperate in marketing and sales of PURE MO2ISTURE cosmetics. The agreement to this effect comprises an initial test phase of six months. Under the terms of the mutually non-exclusive agreement, Fanales will sell Sangui's PURE MO2ISTURE cosmetics in a specialized shop in Dusseldorf and strive to establish additional distribution channels. Sangui will deliver the required quantities and provide information and marketing support.

For many years Fanales' Managing Director Hans Wollmann served with Evonik-Degussa, where his most recent position was Director Marketing & Sales of the French subsidiary Rexim S.A. Rexim S.A. being one of the world's leading manufacturers of amino acids, Hans Wollmann has excellent contacts in the global cosmetics industry.

SanguiBioTech GmbH is a subsidiary of Sangui Biotech International, Inc.
(www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Forward Looking Statements

Some of the statements contained in this news release discuss future expectations, contain projections of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.